Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Investor Contact:

Agency Contact:

David Snyder

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel:+1 (978) 787 4273

Tel:+1 (978) 787 4000

Tel:+1 (617) 309 8005

Fax:+1 (978) 787 4275

Fax:+1 (978) 787 9133

Fax:+1 (617) 638 0033

david.snyder@axcelis.com

investor.relations@axcelis.com

smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2007

BEVERLY, Mass.—(Prime Newswire)—Jan. 31, 2008—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2007. The Company reported revenues of $89.6 million, compared to $107.6 million for the third quarter of 2007. Net loss for the fourth quarter was $10.6 million, or $0.10 per share, of which $0.02 was attributable to restructuring charges. This compares to a net loss for the third quarter of 2007 of $8.2 million, or $0.08 per share. In the corresponding quarter for the previous year, the Company reported revenues of $123.3 million, and net income of $15.6 million, or $0.15 per share.

For the full year 2007, the Company reported revenues of $404.8 million compared with $461.7 million in 2006. Net loss for the year was $11.4 million, or $0.11 per share, of which $ 4.7 million ($0.05 per share) was attributable to a write-down of goodwill and $2.5 million ($0.02 per share) was attributable to restructuring charges. In 2006, the Company reported net income of $40.8 million, or $0.40 per share.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “The past year was clearly a challenging one for Axcelis, particularly given the downturn in the semiconductor industry. While market conditions are expected to continue to be weak in 2008, we are well positioned to compete with our complete platform of Optima single wafer implanters. Optima HDs are in volume manufacturing at customer fabs and we are encouraged by the production and process advantages our customers are reporting. We expect these successes to continue and translate into opportunities for capacity orders.”

Fourth Quarter Detail

Shipments and Margins

Shipments, including aftermarket business, before provision for deferred revenue for the fourth quarter totaled $89.2 million. Geographically, Axcelis’ systems shipments were to: Asia, 70%; North America, 18%; and Europe, 12%. The ion implantation business accounted for 80% of total shipments in the fourth quarter. Gross margin for the fourth quarter was 35.4%.

Orders and Backlog

Orders (new systems bookings and aftermarket) received for the fourth quarter totaled $85.9 million. New systems bookings, excluding aftermarket, amounted to $43.9 million. Backlog plus deferred systems revenue at quarter end was $60.7 million. Backlog consists of systems orders (aftermarket orders are excluded) that are generally scheduled to ship within six months.

Balance Sheet

Cash, cash equivalents and marketable securities were $100.9 million at December 31, 2007. The Company ended the quarter with working capital of $284.7 million.

SEN Corporation, an SHI and Axcelis Company (“SEN”)

Axcelis owns 50% of SEN, a Japanese company that is licensed by Axcelis to manufacture and sell certain implant products in Japan. SEN’s revenue for the fourth quarter totaled $51.7 million.

Business Outlook

Axcelis’ financial outlook for the first quarter of 2008 includes revenues in the range of $80 million to $95 million. The Company also forecasts a first quarter loss per share in the range of $0.04 to $0.08 per share. Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

Fourth Quarter 2007 Conference Call

The Company will be hosting a conference call today, Thursday, January 31, 2008, beginning at 5:00 pm ET. The purpose of the call is to discuss fourth quarter and year end results for 2007 and to provide guidance for the first quarter of 2008.

The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-479-1628 (1-719-457-2729 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: David Snyder, and pass code:#1116422. A webcast replay will be available from 8:00 pm ET on January 31, 2008 until 5:00 pm ET March 1, 2008.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	December 31,	December 31,
	2007	2006

Assets

Current assets
Cash and cash equivalents	$83,877	$140,451
Marketable securities	—	63,200
Restricted cash	17,018	11,019
Accounts receivable, net	76,067	73,635
Inventories, net	169,278	160,107
Prepaid expenses and other current assets	32,442	26,639
Total current assets	378,682	475,051

Property, plant and equipment, net	68,101	66,678
Investment in SEN	132,911	126,688
Goodwill	42,115	46,773
Intangible assets	10,925	13,549
Restricted cash, long-term portion	—	1,137
Other assets	37,195	24,117
	$669,929	$753,993

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$27,054	$37,312
Accrued compensation	17,003	26,996
Warranty	5,011	5,229
Income taxes	531	3,906
Deferred revenue	35,827	28,811
Current portion of convertible subordinated debt	—	74,217
Other current liabilities	8,577	13,670
Total current liabilities	94,003	190,141

Convertible subordinated debt	79,923	76,887
Long-term deferred revenue	4,704	5,054
Other long-term liabilities	5,293	4,349

Stockholders’ equity
Preferred Stock	—	—
Common stock	103	101
Additional paid-in capital	478,725	469,967
Treasury stock	(1,218)	(1,218)
Retained earnings (deficit)	(1,814)	9,583
Accumulated other comprehensive income (loss)	10,210	(871)
	486,006	477,562
	$669,929	$753,993

Axcelis Technologies, Inc.

Consolidated Statement of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended December 31,		Twelve Months ended December 31,

	2007	2006	2007	2006

Revenue	$89,649	$123,339	$404,800	$461,717

Cost of Revenue	57,896	72,075	251,939	270,203

Gross profit	31,753	51,264	152,861	191,514
Operating expenses
Research & development	17,930	18,384	72,044	72,384
Sales and marketing	11,479	11,617	49,974	45,536
General and administrative	10,680	12,362	41,718	46,620
Impairment of Goodwill	—	—	4,658	—
Amortization of intangible assets	656	656	2,624	2,551
Restructuring charges	2,506	535	2,506	682
	43,251	43,554	173,524	167,773

Income (loss) from operations	(11,498)	7,710	(20,663)	23,741

Other income (expense)
Equity income of SEN	2,077	8,532	10,416	19,266
Interest income	1,195	2,567	5,019	8,383
Interest expense	(1,605)	(2,428)	(6,427)	(9,085)
Other-net	(659)	(359)	(153)	478
	1,008	8,312	8,855	19,042

Income (loss) before income taxes	(10,490)	16,022	(11,808)	42,783

Income taxes (credits)	127	461	(410)	2,013

Net income (loss)	$(10,617)	$15,561	$(11,398)	$40,770

Net income (loss) per share
Basic	$(0.10)	$0.15	$(0.11)	$0.40
Diluted	$(0.10)	$0.15	$(0.11)	$0.40

Shares used in computing net income (loss) per share
Basic	102,247	101,221	101,891	101,058
Diluted	102,247	101,874	101,891	101,361